July 18, 2008

Exhibit 10.1

For the attention of: Mr. Brent Cook, CEO Mr. Marty Petersen, CFO Raser Technologies, Inc. 5152 North Edgewood Drive Provo, Utah 84604

Re:	Commitment to Finance Raser’s 10 MW Lightning Dock Geothermal HI-01, LLC
Project

Dear Messrs Cook and Petersen:

Pursuant to the commitment letter between Merrill Lynch, Pierce, Fenner & Smith Incorporated

(“Merril Lynch”), Raser Technologies, Inc. (“Raser”) and Truckee Geothermal No. 1 SV-01, LLC, dated January 16, 2008 (the “Initial Commitment Letter”), effective as of the date noted above (the “Effective Date”), this letter (together with the Annexes hereto, the “Commitment Letter”) constitutes a “Financing Commitment” (as defined in the Initial Commitment Letter) (referred to herein as the “Project Commitment”) by Merrill Lynch, Pierce, Fenner & Smith Incorporated or one or more affiliates of Merrill Lynch & Co., Inc. (collectively, “Merrill Lynch”) to Raser and Lightning Dock Geothermal HI-01, LLC (“Project Company”), subject to the satisfaction of the conditions precedent set forth in Paragraph 3 hereof, to provide, or arrange the provision of (a) up to approximately $43 million senior secured financing (the “Senior Secured Financing”) and (b) up to approximately $27 million for the tax equity transaction to be effected by the acquisition of Class A Units in the Project Company, for the construction, by and through Project Company, of a 10 MW aggregate net nameplate capacity geothermal energy project in Hidalgo County, New Mexico (the “Project”, and the Senior Secured Financing, the “Project Transaction”). The Project is an “RF Project”, as such term is defined in the Initial Commitment Letter. In the event of any conflicts between this Commitment Letter and the Initial Commitment Letter, this Commitment Letter shall govern. An index of defined terms is attached hereto as Annex 1. The terms of the Project Transaction are set forth in this Commitment Letter. Raser agrees to, and to cause its affiliates to, assist and cooperate with Merrill Lynch, as and when reasonably requested by Merrill Lynch after closing of the Project Transaction, to obtain a Standard & Poors and/or Moody’s rating of the Senior Secured Financing, should Merrill Lynch decide to apply for such a rating.

1. Transaction Overview

Merril Lynch, Raser and the Project Company agree that the Project Transaction Documents (defined below) will be substantially similar, mutatis mutandis, to the final (or, if not final, the most recent drafts of the) Thermo Project Transaction Documents (as defined in the commitment letter dated between Merrill Lynch, Raser and Thermo (the “Thermo Commitment Letter”), dated May 16, 2008, the “Thermo Project Transaction Documents”); provided, however, that the Project Transaction Documents may be negotiated and revised so as to differ from the Thermo Project Transaction Documents to reflect the following: (a) any Material Adverse

Change (defined below); (b) changes in applicable law, including tax law; (c) changes to regulations, including tax and environmental regulations; (d) changes in market conditions or general economic conditions; and (e) those attributes of the Project Company that are unique to it as compared with the Thermo Project Transaction, including (v) the state in which the Project is located, (w) the leases on which the Project is located, (x) the easements and rights-of-way of the Project, (y) the geothermal attributes of the Project site, and (z) the requirements of transmission to the delivery point.

2. Exclusivity and Clear Market

Subject to Merrill Lynch’s compliance with the terms and conditions herein and the Initial Commitment Letter, Raser agrees that until the termination of this Commitment Letter, it will not and will not permit its affiliates to:

(a) appoint any person other than Merrill Lynch as an arranger, underwriter, book runner, documentation agent, facility agent or lender in connection with the Project other than as agreed to in advance and in writing by Raser and Merrill Lynch;

(b) award any other titles in connection with the Project other than as agreed to in advance and in writing by Raser and Merrill Lynch;

(c) pay any fee or other compensation to any person for providing Project Financing for, or arranging the provision of Project Financing for, the Project, other than as agreed to in advance and in writing by Raser and Merrill Lynch; and

(d) until this Project Commitment terminates in accordance with Paragraph 11 (Termination), and except as otherwise contemplated herein and in the Initial Commitment, and except as otherwise agreed to in advance in writing by Raser and Merrill Lynch, enter into discussions to raise or attempt to raise any other financing in the international or any relevant domestic syndicated loan, debt, bank, capital or equity markets to fund the construction or development of the Project.

3. Conditions to Project Commitment

The Project Commitment is subject to the satisfaction of each of following conditions precedent:

(a) Compliance by Raser and Project Company with all of the terms of this Commitment Letter and all definitive documentation for the Project Transaction (including credit agreements, security documents, engineering, procurement and construction agreements, operation and maintenance agreements, guarantees, equity capital contribution agreements and limited liability company operating agreements, all such definitive documentation being referred to collectively as the “Project Transaction Documents”) (including, without limitation, the satisfaction of all the conditions precedent in the Project Transaction Documents);

(b) The absence of a Material Adverse Change as defined in Paragraph 4 hereof;

(c) Each of the representations and warranties made by Raser, Project Company and their respective affiliates in connection with the transactions contemplated in the Project Transaction Documents being correct and complete in all material respects;

(d) The preparation, execution and delivery of the Project Transaction Documents, all in form and substance satisfactory to Merrill Lynch in its sole discretion;

(e) The absence of any offering, placement or arrangement for financing in the international or any relevant domestic syndicated loan, debt, bank, capital or equity markets of the construction or development of the Project or by or on behalf of Raser or Project Company that competes with, or otherwise would reasonably be expected to disrupt or interfere with the closing or syndication of any portion of the financing contemplated by the Project Commitment (which, for the avoidance of doubt shall not include any Pre-Construction Financing);

(f) Satisfactory (as determined by Merrill Lynch in its sole discretion) and timely completion by Merrill Lynch of all legal, tax, environmental, accounting and business due diligence relating to Raser, Project Company and the Project in accordance with Paragraph 1;

(g) The absence of any banking moratorium declared by State of New York or United States authorities;

(h) Merrill Lynch shall have received (i) customary legal opinions from counsel to Raser regarding the Project Transaction (including authorization, enforceability, perfection, permitting and capitalization matters), (ii) a tax opinion from Merrill Lynch’s counsel regarding such aspects of the tax equity structure as requested by Merrill Lynch, and (iii) customary certificates (including officers’ certificates, good standing certificates, lien searches and insurance certificates), resolutions and other customary closing documentation, all of which opinions and other documentation under sub-clauses (i) through (iii) shall be in form and substance satisfactory to Merrill Lynch in its sole discretion; and

(i) Merrill Lynch shall have obtained all necessary final internal approvals (including credit and tax approval).

(j) The class A units in the Tax Equity Transaction shall have been acquired by Merrill Lynch or one or more of its affiliates or another party who is reasonably acceptable to Merrill Lynch, unless waived by Merrill Lynch in its sole discretion

(k) The structure of the Tax Equity Transaction shall be reasonably acceptable to Merrill Lynch.

(l) Raser shall be in compliance with the Initial Commitment Letter.

4. Material Adverse Change

The obligations of Merrill Lynch with respect to the Project Commitment are subject to the absence of any event or circumstance occurring or arising after the Effective Date (or any such event or circumstance occurring or arising at any time as to which any employee or representative of Merrill Lynch who is actively involved in the performance of Merrill Lynch’s services hereunder first becomes aware after the Effective Date) that, in Merrill Lynch’s sole discretion, has adversely affected or would reasonably be expected to adversely affect any of the following (a “Material Adverse Change”):

(a) The business, condition (financial or otherwise), operations, performance, assets, liabilities (contingent or otherwise) or prospects of Raser, Project Company or the Project;

(b) The ability of Raser or Project Company to perform its obligations under this Commitment Letter or any of the Project Transaction Documents;

(c) The construction and completion of the Project as contemplated by this Commitment Letter and the Project Transaction Documents; or

(d) The financial markets, banking markets or capital markets in the United States as determined by Merrill Lynch.

5. Expenses and Fees

Raser and Project Company agree to reimburse Merrill Lynch for the reasonable out-of-pocket expenses incurred by Merrill Lynch upon Merrill Lynch’s request made from time to time (including, without limitation, all reasonable due diligence investigation expenses, fees of consultants engaged with Raser’s consent (not to be unreasonably withheld), appraisal and valuation fees and expenses, travel expenses, duplication fees and expenses, audit fees, search fees, filing and recording fees, the reasonable fees, disbursements and other charges of counsel (including any local or regulatory counsel), any sales, use or similar taxes (and any additions to such taxes) related to any of the foregoing) incurred in connection with the negotiation, preparation, execution and delivery, waiver or modification of this Commitment Letter and the Project Transaction Documents, whether or not such fees and expenses are incurred before or after the Effective Date and whether or not any definitive documentation is entered into or the Project Transaction is consummated or any extensions of credit are made under the Project Transaction Documents or this Commitment Letter is terminated or expires.

6. Structuring Fee

Upon the closing of the Project Transaction, Project Company will pay in full to Merrill Lynch from the proceeds thereof the non-refundable structuring fee relating to the Senior Secured Financing of the Project Transaction as and when required by the Fee Letter being entered into concurrently herewith among the parties hereto (the “Fee Letter”).

7. Change of Control

Raser shall give Merrill Lynch written notice of a Change in Control at least twenty (20) Trading Days prior to closing or effectiveness of such Change in Control, which notice shall describe in reasonable detail the terms of the Change in Control and the anticipated members of the Company’s management team after closing or effectiveness of the Change in Control (such notice a “Change in Control Notice”). Each of Merrill Lynch and Raser shall have the right, by providing written notice to the other party (a “Commitment Termination Notice”) within ten (10) Trading Days after receipt by Merrill Lynch of a Change in Control Notice, to terminate this

Project Commitment. If either party delivers to the other party a Commitment Termination Notice within such ten (10) Trading Day period, this Commitment Letter shall automatically terminate as of the fifth (5th) Trading Day immediately preceding the Change in Control (the “Change in Control Termination Date”).

8. Information and Investigations

(a) Each of Project Company and Raser hereby represents and covenants that (i) all information and data (excluding financial and operational projections) that have been or will be made available in written or electronic form by it or any of its respective affiliates, representatives or advisors to Merrill Lynch or any prospective or actual financier (whether a note purchaser, lender, potential provider of tax equity financing, or any other similar person; each such financier or purchaser, in such capacity is referred to herein as a “Purchaser” and such Purchasers being collectively referred to herein as “Receiving Purchaser”) for the Project Transaction (the “Information”) is and will be, taken as a whole, complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Information not misleading in light of the circumstances under which such Information is provided, and (ii) all financial or operational projections concerning the Project and the transactions contemplated hereby that (A) have been made or will be prepared by it or any of its respective affiliates, or pursuant to its or any of its respective affiliates’ request and direction and (B) have been or will be made available in written or electronic form to Merrill Lynch or any Receiving Purchaser for the Project Transaction (the “Projections”), have been and will be reasonably prepared and reflect the then best currently available estimates and judgment of it and its respective affiliates. Notwithstanding the foregoing, Raser and Project Company make no, and disclaim any and all, representations or warranties as to any Projections prepared or made by any third party (i.e. a non-affiliate of Raser) advisors or representatives, or by Merrill Lynch or any Receiving Purchaser (or any of their respective affiliates, representatives or advisors), and any professional judgments or conclusions of third party (i.e. a non-affiliate of Raser) advisors or representatives, or of Merrill Lynch or any Receiving Purchaser (or any of their respective affiliates, representatives or advisors), as may be contained in any Information or Projections delivered or made available hereunder; provided, however, that the foregoing limitation and disclaimer shall not apply to Information supplied (or omitted) by Raser or Project Company, as the case may be, upon which such Projections or such professional judgments or conclusions are based.

(b) Raser recognizes and consents to the fact that Merrill Lynch (i) does not assume responsibility for the accuracy or completeness of the Information or such other information and (ii) has no obligation to undertake an independent evaluation, appraisal or physical inspection of any parts of the Information provided by Raser.

(c) Raser and its affiliates hereby acknowledge that (i) Merrill Lynch may make Information and Projections available to a potential or actual Purchaser through posting on IntraLinks or other similar electronic data site and (ii) certain of the proposed Purchasers may be “public-side” Purchasers (i.e., Purchasers that do not wish to receive material non-public information with respect to Raser, Project Company or their respective affiliates) (each, a “Public Purchaser”). Raser and its affiliates hereby agree that (A) they will use commercially reasonable efforts to identify that portion of the Information and Projections that may be distributed to the Public Purchasers and include a reasonably detailed term sheet in such Information and Projections and that all of the foregoing that is to be made available to Public Purchasers shall be clearly and conspicuously marked “PUBLIC”; (B) by marking materials “PUBLIC,” they shall be deemed to have authorized Merrill Lynch and the proposed Purchasers to treat such materials as not containing any material non-public information with respect to Raser, Project Company and their respective affiliates for purposes of United States federal and state securities laws, it being understood that certain of such materials may be subject to the confidentiality requirements of the definitive credit documentation; (C) all materials marked “PUBLIC” are permitted to be made available in such electronic data site designated for “Public Purchasers;” and (D) Merrill Lynch shall be required to treat any materials that are not marked “PUBLIC” as being suitable only for posting to such data sites not designated for “Public Purchasers.” Upon reasonable advance request, Merrill Lynch agrees to provide Raser with reasonable access to such electronic postings.

(d) Raser and the Project Company covenant to cooperate in good faith with any consultants retained by Merril Lynch in connection with the Tax Equity Transaction or the Project Transaction.

9. Indemnity

(a) Project Company and Raser agree to indemnify and hold harmless Merrill Lynch, each other Receiving Purchaser and their respective affiliates, and each such person’s respective officers, directors, employees, agents and controlling persons (Merrill Lynch and each such other person being an “Indemnified Party”) from and against any and all direct losses, claims, damages, costs, expenses and liabilities, joint or several, arising or resulting from any pending or threatened claim, action, proceeding or investigation brought by any person, including any shareholder derivative action brought on behalf of Raser or its affiliates (but excluding any claim, action, proceeding or investigation brought directly by Raser or any of its affiliates) or governmental body against the Indemnified Party related to or arising out of or in connection with this Project Commitment, the Senior Secured Financing, the loans thereunder and the use of proceeds therefrom, the Project Transaction or any related transaction, the performance by any Indemnified Party of the services contemplated hereby or such Indemnified Party’s obligations in accordance with the terms hereof, and Raser will reimburse each Indemnified Party for any and all expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of or preparation for or defense of any such claim, action, proceeding or investigation, whether or not the Project Transaction is consummated, or the Project Commitment is terminated; provided, however, that Raser shall not indemnify or hold harmless the Indemnified Parties with respect to loss of, or allocation of, any tax attributes related to the Tax Equity Transaction, including without limitation depreciation, amortization and production tax credits. Notwithstanding the foregoing, Raser’s and Project Company’s obligations under this Paragraph 9 shall not apply to losses, claims, damages, costs, expenses and liabilities to the extent determined by a final judgment of a court of competent jurisdiction to relate to or arise out of or in connection with the Indemnified Party’s bad faith, gross negligence or willful misconduct. To the extent that Raser and/or Project Company make any payments hereunder to any Indemnified Party in respect of losses, claims, damages, costs, expenses and liabilities that are subsequently determined by a final judgment of a court of competent jurisdiction to relate to or arise out of or in connection with the Indemnified Party’s bad faith, gross negligence or willful misconduct, Merrill Lynch will promptly pay over and return such amounts to Raser and/or Project Company, as the case may be. Raser, Project Company and Merrill Lynch also agree that no party hereto, whether under this Paragraph 9 or otherwise, will have any liability to any other party hereto or to an Indemnified Party for, and no party hereto or Indemnified Party will or will be entitled to assert any claim against another party hereto for, special, indirect, consequential, punitive or exemplary damages on any theory of liability in connection in any way with this Project Commitment, the Senior Secured Financing, the loans thereunder or the use of proceeds therefrom, the Project Transaction or any related transaction or the performance by any party of its obligations hereunder. Notwithstanding any other provision of this Project Commitment, no party hereto (in such capacity, the “First Party”) shall be liable to any other party hereto for any damages arising from the use by third parties of information or other materials of such other party obtained through electronic data site postings, except to the extent such information or other materials were obtained as a result of the First Party’s bad faith, gross negligence or willful misconduct.

(b) With respect to any indemnification involving the Project Transaction, if the indemnification of an Indemnified Party hereunder is for any reason unavailable to hold harmless an Indemnified Party in accordance with the terms of Paragraph 9(a), then Raser and Project Company agree to contribute, on a joint and several basis, to the aggregate amount of any such losses, claims, damages, costs, expenses and liabilities subject to indemnification under Paragraph 9(a), as incurred, in such proportion as is appropriate to reflect the relative benefits to Raser and/or Project Company, on the one hand, and Merrill Lynch and any other Indemnified Parties, on the other hand, from the Project Transaction (whether or not the Project Transaction is consummated), and also the relative fault of Raser and Project Company, on the one hand, and Merrill Lynch and any other Indemnified Parties, on the other hand, in connection with such losses, claims, damages, costs, expenses and liabilities, as well as any other relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation.

(c) Raser and Project Company agree that, without Merrill Lynch’s prior written consent, none of Raser, Project Company or any of their respective affiliates or subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, proceeding or investigation that is subject to indemnification pursuant to Paragraph 9(a)

(“Proceeding”), unless such settlement, compromise or consent (i) includes a full and unconditional written release in form and substance satisfactory to the applicable Indemnified Parties of each such Indemnified Party from all liability arising out of such claim, action, proceeding or investigation together with any other claim, action, proceeding or investigation involving the same parties to the Proceeding that arise out of the same facts and circumstances underlying the Proceeding being settled and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any such Indemnified Party.

(d) The indemnity provided for herein shall remain in full force and effect notwithstanding expiration or termination of the Project Commitment (for whatever reason).

10. Confidentiality; Publicity

This Commitment Letter and its contents and the activities of the parties hereto and their respective affiliates pursuant this Commitment Letter are confidential and shall not be disclosed by or on behalf of any such party or any of their respective affiliates to any person without the other party’s prior written consent, except that any party hereto may disclose this Commitment Letter (a) to its respective affiliates, officers, directors, employees and advisors, and then only in connection with the Project Transaction on a confidential need-to-know basis, (b) to any Purchaser, provided that such Purchaser shall execute a confidentiality agreement requiring such Purchaser to maintain the confidentiality of the information to the same extent as required hereunder and (c) as required by applicable law, regulatory or self-regulatory authority, including without limitation, the rules of any stock exchange on which such party’s securities are listed or compulsory legal process (based on the advice of legal counsel), or requested by governmental authorities; provided, however, that in the event of any compulsory legal process the party seeking to disclose such information shall give the other parties hereto prompt notice thereof and cooperate with such other parties in securing a protective order in the event of compulsory disclosure and that any disclosure made pursuant to public filings (whether pursuant to the rules of any stock exchange or otherwise) shall be subject to such other parties’ prior review. Without limiting the generality of the foregoing, each party hereto agrees to permit the other party to review and approve any reference to such other party or any of its affiliates in connection with the Project Transaction contained in any press release or similar public disclosure prior to public release. Notwithstanding anything in this Agreement to the contrary, Raser and Project Company agree that Merrill Lynch may use and may share information concerning Raser, Project Company and their respective subsidiaries and affiliates among Merrill Lynch solely in connection with the evaluation and consummation of the Project Transaction and the performance of Merrill Lynch’s services and obligations hereunder. Raser and Project Company also acknowledge that Merrill Lynch may be providing debt financing, equity capital or other services (including financial advisory services) to parties whose interests may conflict with the interests of Raser, Project Company or their respective affiliates. Merrill Lynch agrees that it will not furnish confidential information obtained from Raser or Project Company to any of Merrill Lynch’s other customers or any other party and that Merrill Lynch will treat confidential information relating to Raser, Project Company and their respective affiliates with the same degree of care as Merrill Lynch treats its own confidential information. Merrill Lynch will not make available to Raser, Project Company or their respective affiliates confidential information that Merrill Lynch has obtained or may obtain from any other customer. Notwithstanding the foregoing or anything in this Commitment Letter to the contrary, to comply with Treasury Regulations Section 1.6011-4(b)(3), each party hereto (and any employee, representative or other agent of such party) may disclose to any and all persons or entities, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Project Transaction or related transaction contemplated herein, it being understood and agreed, for this purpose, (1) the name of, or any other identifying information regarding (a) Project Company or any existing or future investor (or any affiliate thereof) in Project Company, or (b) any investment or transaction entered into by Project Company; (2) any performance information relating to Project Company or its respective investments; and (3) any performance or other information relating to investments sponsored by Project Company, does not constitute such tax treatment or tax structure information.

11. Termination of the Project Commitment and this Commitment Letter

(a) Termination of the Project Commitment. This Project Commitment shall expire on the earliest to occur of (i) the effectiveness of the Project Transaction Documents and (ii) December 1, 2008, unless extended by mutual agreement of the parties; provided, however, the provisions of Paragraphs 2 and 5 through 18 will survive any expiration or termination of the Project Commitment.

(b) Termination of this Commitment Letter. Either Merrill Lynch or Raser may terminate this Commitment Letter in any of the following circumstances: (i) effective upon delivery of written notice of termination, if the other of them experiences a Bankruptcy Event; (ii) as provided in Paragraph 7; provided, however, all of Paragraphs 5, 6, and 8 through 18 will survive any termination of this Commitment Letter. For purposes hereof, a “Bankruptcy Event” means, with respect to a person (in such capacity, the “Subject”): (A) the filing of a petition by or against the Subject as “debtor” under Title 11 of the United States Code (the “Bankruptcy Code”) seeking the adjudication of the Subject as bankrupt or the appointment of a trustee, receiver, or custodian of the Subject’s assets and in case of a petition filed against the Subject, such filing not having been withdrawn or dismissed within thirty (30) days after the date of such filing; (B) the making by the Subject of a general assignment for the benefit of creditors; (C) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian to take possession of or control over the assets of the Subject unless such proceedings and the person appointed are dismissed within thirty (30) days after the date upon which the court issued its order, judgment, or decree; or (D) the determination by the Bankruptcy Court or the written admission of the Subject that the Subject is generally unable to pay its debts as they become due within the meaning of Section 303(h)(l) of the Bankruptcy Code.

12. Assignment; No Third-Party Beneficiaries; No Fiduciary; Etc.

(a) This Commitment Letter and the Project Commitment shall not be assignable by any party hereto (other than by Merrill Lynch to its affiliates) without the prior written consent of the other parties hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this Paragraph 12 shall prohibit Merrill Lynch (in its sole discretion) from (i) performing any of its duties provided for hereunder through any of its affiliates, and Raser and Project Company will owe any related duties provided for hereunder to any such affiliate, and (ii) selling (in consultation with Raser and Project Company) assignments of all or a portion of the Project Commitment pursuant to arrangements satisfactory to Merrill Lynch (provided that the terms of such arrangements do not limit any right or create any additional obligation of Project Company or Raser other than as contemplated by this Commitment Letter without their prior written consent in their sole discretion). The limitation on assignment provided for herein shall have no effect as to the Project Transaction entered into by Raser or its affiliates on one hand and Merrill Lynch on the other hand, it being acknowledged and agreed that the definitive documents entered into in connection with the Project Transaction will supercede and replace this Commitment Letter.

(b) This Commitment Letter is solely for the benefit of the parties hereto and does not confer any benefits upon, or create any rights in favor of, any other person, except to the extent expressly set forth herein.

(c) In connection with all aspects of each transaction contemplated by this Commitment Letter, Merrill Lynch, Raser and Project Company each acknowledges and agrees, and acknowledges their respective affiliates’ understanding, that (i) the matters set forth in this Commitment Letter constitute an arm’s-length commercial transaction, between Raser and Project Company, on the one hand, and Merrill Lynch, on the other hand, (ii) in connection with each such transaction and the process leading thereto, Merrill Lynch will act solely as a principal and not as agent (except as otherwise expressly provided herein) or fiduciary of Raser or Project Company or their respective stockholders, affiliates, creditors, employees or any other party, (iii) Merrill Lynch will not assume an advisory or fiduciary responsibility in favor of Raser or Project Company or any of their respective affiliates with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether Merrill Lynch has advised or is currently advising Raser or Project Company on other matters) and Merrill Lynch will not have any obligation to Raser or Project Company or any of their respective affiliates with respect to the transactions contemplated in this Commitment Letter except the obligations expressly set forth herein, (iv) neither Raser nor Project Company will have any obligation to Merrill Lynch with respect to the transactions contemplated in this Commitment Letter except the obligations expressly set forth herein, (v) Merrill Lynch may be engaged in a broad range of transactions that involve interests that conflict with those of Raser and Project Company and their respective affiliates, (vi) Merrill Lynch has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and Raser and Project Company have consulted and will consult their own legal, accounting, regulatory, and tax advisors, to the extent they deem appropriate, and (vii) neither Raser nor Project Company has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and Merrill Lynch has consulted and will consult its own legal, accounting, regulatory, and tax advisors, to the extent it deems appropriate. Each of the parties hereto (on their own behalf and on behalf of their respective affiliates) hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against any other party hereto with respect to any breach or alleged breach of fiduciary duty.

13. Governing Law; Waiver of Jury Trial

(a) This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflicts of laws provisions thereof other than Sections 5-1401 and 5-1402 of the New York General Obligations law). Any legal action or proceeding with respect to this Commitment Letter, the Project Transaction or the performance by Merrill Lynch of the services contemplated hereby, shall be brought in the courts of the State of New York in New York County or of the United States for the Southern District of New York, and, by execution and delivery of this Commitment Letter, the parties accept the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Commitment Letter, the Project Transaction or the performance by Merrill Lynch of the services contemplated hereby, from which no appeal has been taken or is available.

(b) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, CLAIM OR PROCEEDING RELATING TO THIS COMMITMENT LETTER, THE PROJECT TRANSACTION OR THE

PERFORMANCE BY MERRILL LYNCH OF THE SERVICES CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION, CLAIM OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS COMMITMENT LETTER, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

14. Amendments; Counterparts; etc.

No amendment or waiver of any provision of this Commitment Letter shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter, the Fee Letter and the Initial Commitment Letter are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by telecopier or portable document format shall be effective as delivery of a manually executed counterpart.

15. Patriot Act.

Merrill Lynch hereby notifies Raser and Project Company that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the holders of the notes or other debt instruments issued pursuant to or in connection with this Commitment Letter (each, a “Project Noteholder”) may be required to obtain, verify and record information that identifies Raser and Project Company, which information includes the name, address and tax identification number and other information regarding them that will allow such Project Noteholder to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Project Noteholders.

16. Public Announcements; Notices.

(a) Notwithstanding anything to the contrary in this Commitment Letter or any other document related hereto, Merrill Lynch may, subject to the prior consent of Raser (not to be unreasonably withheld, delayed or conditioned) at Merrill Lynch’s expense, publicly announce as Merrill Lynch may choose the capacities in which Merrill Lynch has acted hereunder.

(b) Any notice given pursuant to this Commitment Letter shall be in writing and delivered by a recognized overnight delivery service (charges prepaid and confirmation of delivery required), or by registered or certified mail with return receipt requested (postage prepaid), if to (i) Raser or Project Company, at the address set forth on page one hereof, with a copy to Raser Technologies, Inc., 5152 North Edgewood Drive, Provo, Utah 84604, Attention: General Counsel; and (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated, at the following addresses: World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, Attention: John McGreevey, and 4 World Financial Center, 7th floor, New York, New York 10080, Attention: Ron Torok. All notices shall be deemed delivered: (a) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, or (b) four (4) Business Days after having been sent by registered or certified mail.

17. Representations and Warranties

(a) By Raser. Raser hereby represents and warrants to Merrill Lynch that as of the Effective Date:

     (i) Each of Raser and Project Company is duly organized and validly existing in good standing under the laws of the State of Delaware.

     (ii) Each of Raser and Project Company has the requisite corporate power and authority to enter into and perform its obligations under each of the following documents to which it is a party (collectively referred to as the “Commitment Documents”): this Commitment Letter and the Fee Letter. The execution and delivery of the Commitment Documents by each of Raser and Project Company and the consummation by Raser of the transactions contemplated hereby and thereby, have been duly authorized by Raser’s Board of Directors and Project Company (as applicable) and no further consent or authorization is required by Raser, its Board of Directors, its stockholders or Project Company in connection with the transactions or matters contemplated by the Commitment Documents. This Commitment Letter and the other Commitment Documents have been duly executed and delivered by Raser and Project Company, and constitute the legal, valid and binding obligations of Raser and Project Company, enforceable against Raser and Project Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

     (iii) The execution, delivery and performance of the Commitment Documents by Raser and Project Company and the consummation by Raser and Project Company of the transactions contemplated hereby and thereby do not and will not (A) result in a violation of the Certificate of Incorporation, Bylaws, Certificate of Formation or other organizational documents of Raser or Project Company (as applicable), (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Raser or Project Company is a party or by or to which any of their assets are bound or affected, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable to Raser or Project Company or by which any property or asset of Raser or Project Company is bound or affected, except, in the case of subclause (B), such conflicts, defaults, rights, or violations that would not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, assets, liabilities (contingent or otherwise) or prospects of Raser or Project Company.

     (iv) Raser and Project Company have obtained all consents, authorizations or orders of, or made all filings or registrations with, any court, governmental agency or any regulatory or self-regulatory agency or any other person required in order for such party to execute, deliver or perform any of its obligations under or contemplated by the Commitment Documents, in each case in accordance with the terms hereof or thereof.

(b) By Merrill Lynch. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Signatory”) hereby represents and warrants to Raser that as of the Effective Date:

     (i) Merrill Signatory is duly organized and validly existing in good standing under the laws of the State of Delaware.

     (ii) Merrill Signatory has the requisite corporate power and authority to enter into and perform its obligations under the Commitment Documents. The execution and delivery of the Commitment Documents by Merrill Signatory and the consummation by Merrill Signatory of the transactions contemplated hereby and thereby have been duly authorized by Merrill Signatory’s Board of Directors and no further consent or authorization is required by Merrill Signatory, its Board of Directors or its stockholders. This Commitment Letter and the other Commitment Documents have been duly executed and delivered by Merrill Signatory, and constitute the legal, valid and binding obligations of Merrill Signatory, enforceable against Merrill Signatory in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

     (iii) The execution, delivery and performance of the Commitment Documents by Merrill Signatory and the consummation by Merrill Signatory of the transactions contemplated hereby and thereby do not and will not (A) conflict with or result in a violation of the Certificate of Incorporation or Bylaws of Merrill Signatory, (B) conflict with, violate or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Merrill Signatory is a party or by which it or any of its material assets is bound or affected, or (C) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of applicable securities exchanges) applicable to Merrill Signatory or by which any property or asset of Merrill Signatory is bound or affected, except, in the case of subclause (B), such conflicts, defaults, rights, or violations that would not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, assets, liabilities (contingent or otherwise) or prospects of Merrill Signatory.

     (iv) Merrill Signatory has obtained all consents, authorizations or orders of, or made all filings or registrations with, any court, governmental agency or any regulatory or self-regulatory agency or any other person required in order for such party to execute, deliver or perform any of its obligations under or contemplated by the Commitment Documents, in each case in accordance with the terms hereof or thereof.

18. Certain Definitions; Rules of Interpretation; Severability

(a)	Certain Definitions. In this Commitment Letter:

(i) An “affiliate” of any person means any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under the common control with, such person and the respective directors, officers, employees and agents of each of them (provided that for purposes of this Commitment Letter, none of Raser nor any of its affiliates (including Project Company) shall be deemed to be affiliates of Merrill Lynch); “controlling person” means any person who controls any other person; “control” (including the term “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a person, whether through the ownership of securities, by contract or agency or otherwise.

     (ii) “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

(iii)	“Change in Control” means the occurrence of any of the following events: (a) the consummation of a merger or consolidation of Raser with any other company, other than a merger or consolidation which would result in the voting securities of Raser outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(b)	the consummation of a plan of complete liquidation of Raser;

(c)	the consummation of the sale or disposition by Raser of all or substantially all of Raser’s assets;

     (d) the consummation of any transaction the result of which is that any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by Raser’s then outstanding voting securities.

	(iv)	“Merrill Closing” shall have the meaning given to it in the Initial Commitment
Letter.
	(v)	“person” means any individual, firm, company, partnership or association.
	(vi)	“Pre-Construction Financing” shall have the meaning given to it in the Initial

Commitment Letter.

(vii) “Principal Market” shall have the meaning given to it in the Initial Commitment

Letter.

	(viii)	“Project Financing” shall have the meaning given to it in the Initial Commitment
Letter.

	(ix)	“Raser Common Stock” shall have the meaning given to it in the Initial

Commitment Letter.

     (x) “Tax Equity Transaction” shall mean a transaction in which the tax attributes generated from the Project are monetized by the tax equity member(s).

     (xi) “Trading Day” means any day on which Raser Common Stock actually trades on the Principal Market.

(b)	Rules of Interpretation. With reference to this Commitment Letter:

(i) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or any Commitment Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     (ii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

     (iii) Paragraph headings herein are included for convenience of reference only and shall not affect the interpretation of this Commitment Letter or any Commitment Document.

(c) Severability. If any term, provision, covenant or restriction contained in this Commitment Letter is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Raser and Merrill Lynch shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

[Signature Page Follows]

Please confirm your agreement to the foregoing by signing and returning the enclosed copy of this Commitment Letter, together with executed copies of the other Commitment Documents, no later than the close of business (Eastern prevailing time) on the date hereof whereupon this Commitment Letter shall constitute a binding agreement among the parties hereto.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By: /s/ Chris Smith
__________________________
Name: Chris Smith Title: Director

Accepted and Agreed RASER TECHNOLOGIES, INC.

By: /s/ Brent M. Cook Name: Brent M. Cook Title: CEO Date: July 18, 2008

LIGHTNING DOCK GEOTHERMAL HI-01, LLC

By: /s/ Brent M. Cook Name: Brent M. Cook Title: Manager Date: July 18, 2008

Annexes

1- Index of Defined Terms

     Annex 1 Index of Defined Terms

affiliate	18(a)(i)
Bankruptcy Code	11(b)
Bankruptcy Event	11(b)
Business Day	18(a)(ii)
Change in Control	18(a)(iii)
Change in Control Notice	7(d)(x)
Change in Control Termination Date	7(d)(x)
Commitment Documents	17(a)(ii)
Commitment Letter	Preamble Paragraph
Commitment Termination Notice	7(d)(x)
control	18(a)(i)
controlling person	18(a)(i)
Effective Date	Preamble Paragraph
Fee Letter	6
Financing Commitment	1(a)(ii)
First Party	9(a)
Indemnified Party	9(a)
Information	8(a)
Initial Commitment Letter	Preamble Paragraph
Material Adverse Change	4
Merrill Closing	18(a)(iv)
Merrill Lynch	Preamble Paragraph
Merrill Signatory	17(b)
Patriot Act	15
person	18(a)(iv)

     Annex 1 Index of Defined Terms

Pre-Construction Financing	18(a)(vi)
Principal Market	18(a)(vii)
Proceeding	9(c)
Project	Preamble Paragraph
Project Commitment	Preamble Paragraph
Project Company	Preamble Paragraph
Project Financing	18(a)(viii)
Project Noteholder	15
Project Transaction	Preamble Paragraph
Project Transaction Documents	3(a)
Projections	8(a)
Public Purchaser	8(c)
Purchaser	8(a)
Raser	Preamble Paragraph
Raser Common Stock	18(a)(xi)
Receiving Purchaser	8(a)
Senior Secured Financing	Preamble Paragraph
Subject	11(b)
Tax Equity Transaction	18(a)(x)
Thermo Commitment Letter	1
Thermo Project Transaction	1
Thermo Project Transaction Documents	1
Trading Day	18(a)(xi)